UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 2, 2022

Rivian Automotive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41042	47-3544981
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14600 Myford Road

Irvine, California 92606

(Address of principal executive offices) (Zip Code)

(888) 748-4261

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.001 par value per share	RIVN	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 2, 2022, Rivian Horizon, LLC, a subsidiary of Rivian Automotive, Inc. (the “Company”), the State of Georgia (the “State”) acting by and through the Georgia Department of Economic Development (the “GDEcD”), and the Joint Development Authority of Jasper County, Morgan County, Newton County and Walton County (the “JDA”, and together with the State and the GDEcD, the “Public Parties”) entered into an Economic Development Agreement (the “Agreement”).

Pursuant to the Agreement, the Company agreed to build an electric vehicle manufacturing plant in Georgia (the “Project”) and, by December 31, 2028, (i) create 7,500 new jobs for full-time employees at the Project (the “Jobs Commitment”) with average annual salaries of $56,000, and (ii) make a minimum capital investment of $5.0 billion in the Project (the “Investment Commitment” and together with the Jobs Commitment, the “Company Commitments”). The Company further agreed to maintain the Company Commitments on an annual basis from December 31, 2028 until December 31, 2047 (the “Performance Period”). To the extent the Company fails to achieve an average of 80% of the Company Commitments in any year during the Performance Period, the Company is required to make a repayment to the Public Parties of a pro rata portion of the total value of the Incentive Payments (as defined below) received by the Company in such year.

As consideration for and as a condition to the Company Commitments, the Public Parties agreed to provide the Company with various state and local incentives having an aggregate value of approximately $1.5 billion, including tax credits and exemptions, grants to offset eligible costs of the Project, site development and preparation and recruitment and job training programs for the Project (the “Incentive Payments”).

In addition, under the Agreement, the Company agreed to make payments in lieu of taxes (the “PILOT Payments”) to the JDA annually, beginning in March 2023 until March 2047 (the “PILOT Period”). The minimum annual PILOT Payments start at $1.5 million and gradually increase to $20.4 million by 2047, and the PILOT Payments are subject to further increases as set forth in the Agreement if the Company exceeds its initial $5.0 billion Investment Commitment. The Company has agreed to pay a minimum of approximately $300.0 million in PILOT Payments over the course of the PILOT Period.

The Agreement may be terminated and the transactions contemplated therein abandoned at any time prior to the Closing (as defined in the Agreement) (i) by mutual written consent of the Company and the Public Parties, (ii) by the Company upon a material default by any Public Party of its pre-Closing obligations under the Agreement, which default continues and is not cured within thirty (30) days after written notice from the Company, (iii) by any Public Party upon a material default by the Company of its pre-Closing obligations under the Agreement, which default continues and is not cured within thirty (30) days after written notice from any Public Party, or (iv) by the Company or the Public Parties if the Closing does not occur on or before May 1, 2023.

The Closing is subject to the satisfaction or waiver of certain closing conditions, as specified in the Agreement. The Company and the Public Parties have agreed to use commercially reasonable efforts to satisfy all conditions precedent to the Closing so that the Closing can occur on or before December 15, 2022.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1†	Economic Development Agreement, dated as of May 2, 2022, by and among Rivian Horizon, LLC, the State of Georgia and the Georgia Department of Economic Development, and Joint Development Authority of Jasper County, Morgan County, Newton County and Walton County

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline Instance XBRL document

†

Certain exhibits have been omitted pursuant to Instruction 4 to Item 1.01 of Form 8-K and Item 601(a)(5) of Regulation S-K. The registrant undertakes to provide copies of any of the omitted exhibits upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVIAN AUTOMOTIVE, INC.

Date: May 6, 2022	By:	/s/ Claire McDonough
	Name:	Claire McDonough
	Title:	Chief Financial Officer